Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 29, 2022, and each included in this Post-Effective Amendment No. 251 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 28, 2022, with respect to the financial statements and financial highlights of Active International Allocation Portfolio, Advantage Portfolio, Asia Opportunity Portfolio, China Equity Portfolio, Counterpoint Global Portfolio, Developing Opportunity Portfolio, Emerging Markets Fixed Income Opportunities Portfolio, Emerging Markets Leaders Portfolio, Emerging Markets Portfolio, Global Concentrated Portfolio, Global Core Portfolio, Global Endurance Portfolio, Global Focus Real Estate Portfolio, Global Franchise Portfolio, Global Infrastructure Portfolio, Global Insight Portfolio, Global Opportunity Portfolio, Global Permanence Portfolio, Global Real Estate Portfolio, Global Sustain Portfolio, Growth Portfolio, Inception Portfolio, International Advantage Portfolio, International Equity Portfolio, International Opportunity Portfolio, Multi-Asset Real Return Portfolio, Next Gen Emerging Markets Portfolio, Permanence Portfolio, U.S. Focus Real Estate Portfolio, U.S. Real Estate Portfolio, US Core Portfolio, and Vitality Portfolio (the thirty-two portfolios constituting the Morgan Stanley Institutional Fund, Inc.) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 28, 2022